Item 77C - DWS Global High Income Fund, Inc.  (the "Registrant")

Registrant incorporates by reference its Proxy Statement filed on August 28, 2007 (Accession No. 0000950123-07-012034).

The Annual Meeting (the "Meeting") of Stockholders of DWS Global High Income Fund, Inc. (the "Fund") was held on October 19, 2007, at the offices of Deutsche Investment Management Americas Inc., 345 Park Avenue,
New York, NY 10154.

At the Meeting, the following matter was voted upon by the stockholders (the resulting votes are presented below):

1.	The election of the following four Class II Directors of the Fund to hold office for a term of three years and until his or her respective successor has been duly elected and qualified:


Number of Votes:

For
Withheld
Keith R. Fox
8,389,835
172,101
Kenneth C. Froewiss
8,404,152
157,784
Richard J. Herring
8,401,643
160,293
Jean Gleason
Stromberg
8,390,597
171,339



G:\sec_reg\Electronic Working Files\NSAR\2007\10-31-07\DWS Global High Income Fund (annual)\03-Exhibits\Item 77C DWS Global High Income Fund, Inc.doc